Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of November 5, 2019

among

AIRCASTLE LIMITED,

MM AIR LIMITED

and

MM AIR MERGER SUB LIMITED

i

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 5, 2019, among Aircastle Limited, a Bermuda exempted company (the “Company”), MM Air Limited, a Bermuda exempted company (“Parent”), and MM Air Merger Sub Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company, and each Common Share issued and outstanding shall be converted into the right to receive $32.00 in cash;

WHEREAS, the Company Board has (i) determined that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated hereby and thereby are fair and in the best interests of the Company and its shareholders, (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iv) subject to Section 5.04, recommended that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting;

WHEREAS, the Parent Board and the Merger Sub Board have each (i) determined that the Merger Consideration constitutes fair value for each Common Share and (ii) approved this Agreement and the Statutory Merger Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Statutory Merger Agreement and to consummate the transactions contemplated hereby and thereby;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement and the Statutory Merger Agreement by Parent, as its sole shareholder;

WHEREAS, Parent, as sole shareholder of Merger Sub, has adopted and approved this Agreement and the Statutory Merger Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Marubeni Corporation, Marubeni Aviation Corporation and Marubeni Aviation Holding Coöperatief U.A. (collectively, “Marubeni”) are entering into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which Marubeni has agreed, among other things, to vote all of its Company Shares in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in the Voting and Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Marubeni Corporation and Mizuho Leasing Company, Limited (the “Guarantors”), have executed and delivered a Limited Guaranty pursuant to which the Guarantors have guaranteed certain obligations of Parent under this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

Article I

THE MERGER

Section 1.01.      The Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02.      Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 at 9:00 a.m., Eastern time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03.      Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar or such other time and date as shall be set forth in the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date (the “Effective Time”).

Section 1.04.      Effects. The Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 1.05.      Memorandum of Association and Bye-laws. The memorandum of association of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company (in each case, subject to Section 6.04).

Section 1.06.      Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent determines to appoint at the Effective Time (subject to the agreement of such Persons to serve as directors of the Surviving Company), shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Article II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01.      Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the common shares, par value $0.01 per share, of the Company (the “Common Shares”) or any of the common shares, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Shares”):

(a)               Conversion of Merger Sub Common Shares. Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Company (the “Surviving Company Common Shares”) with the same rights, powers and privileges as the shares so converted and together with the Marubeni Shares shall constitute the only issued and outstanding share capital of the Surviving Company. From and after the Effective Time, all certificates representing Merger Sub Common Shares shall be deemed for all purposes to represent the number of common shares of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b)               Cancellation of Parent-Owned Shares; Conversion of Subsidiary-Owned Shares.

(i)                 Each Common Share that is owned by the Company as a treasury share and each Common Share that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)                Each Common Share that is owned directly (x) by any direct or indirect wholly owned Subsidiary of the Company or (y) by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or (z) by Marubeni Aviation Holding Coöperatief U.A. (such shares referred to in clause (z), the “Marubeni Shares”) shall in each case be converted into the number of Surviving Company Common Shares required so that each such entity owns the same percentage of Surviving Company Common Shares immediately after the Effective Time as such entity owned of Common Shares immediately prior to the Effective Time.

(c)               Conversion of Common Shares. Subject to Sections 2.02, 2.03 and 2.04, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(b) or Company Restricted Shares canceled and exchanged in accordance with Section 2.04(a)) shall be converted into the right to receive $32.00 in cash, without interest (the “Merger Consideration”). All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Common Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, subdivision, reclassification, recapitalization, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Common Shares will be appropriately adjusted to provide to the holders of Common Shares, Company PSUs, Company RSUs and Company Restricted Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.01(c) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.02.      Exchange of Certificates; Payment Fund.

(a)               Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b)               Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Shares (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.

(c)               Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Common Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of Common Shares held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as reasonably may be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Common Shares have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such Common Shares is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Common Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Common Shares are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or Common Shares held as Book-Entry Shares).

(d)               No Further Ownership Rights in Common Shares. The Aggregate Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Common Shares and any Company Share Awards shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Common Shares or Company Share Awards, as applicable. From and after the Effective Time, there shall be no further registration of transfers on the share transfer books of the Surviving Company of Common Shares or Company Share Awards that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or Book-Entry Shares) representing Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates formerly representing Common Shares (or Common Shares held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(e)               Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Common Shares for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of Common Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of its claim for Merger Consideration without any interest thereon.

(f)                No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)               Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets, and, in any case, no such instrument shall have a maturity that may prevent or delay payments to be made pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or (subject to Section 2.02(e)) the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h)               Withholding Rights. Each of Parent, the Company, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i)                 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.03.      Dissenter’s Rights.

(a)               At the Effective Time, all Common Shares held by a holder of Common Shares who, as of the Effective Time, (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Common Shares to require appraisal of their Common Shares pursuant to the Bermuda Companies Act and (c) did not fail to exercise such right or did not deliver an Appraisal Withdrawal (the “Dissenting Shares”) shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive, the Merger Consideration pursuant to Section 2.01 and Section 2.02, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than, the Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made within 30 days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)               In the event that a holder fails to exercise any right to appraisal within one month after the date the notice convening the Company Shareholders Meeting has been given, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares other than as contemplated by Section 2.01.

(c)               The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, negotiate with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 2.04.      Company Share Awards.

(a)               Treatment of Company PSUs, Company RSUs and Company Restricted Shares. Effective as of the immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company PSUs, Company RSUs or Company Restricted Shares, as applicable:

(i)                 each then outstanding Company PSU shall become fully vested assuming the achievement of the applicable performance metrics at the maximum level of performance and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for Taxes (the “PSU Merger Consideration”);

(ii)              each then outstanding Company RSU shall become fully vested and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for Taxes (the “RSU Merger Consideration”); and

(iii)            each then outstanding Company Restricted Shares shall become fully vested and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for Taxes (the “Restricted Share Merger Consideration”).

As of the Effective Time, each holder of Company PSUs, Company RSUs or Company Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the PSU Merger Consideration, RSU Merger Consideration or the Restricted Share Merger Consideration, as applicable, payable at the time and in the manner set forth in Section 2.02(c).

(b)               Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be canceled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a Tax or penalty under Section 409A of the Code.

(c)               Payments with Respect to Company Share Awards. In the case of Company Share Awards, the holder of such Company Share Awards shall receive in exchange therefor the applicable PSU Merger Consideration, RSU Merger Consideration or the Restricted Share Merger Consideration, as applicable, into which such Company Share Awards have been converted pursuant to this Section 2.04, to be paid through the payroll of the Surviving Company or its Affiliates on or as soon as practicable after the Closing Date and in no event later than five Business Days following the Closing Date.

(d)               Company Actions. Prior to the Effective Time, the Company shall take all actions as may be necessary or appropriate or as reasonably may be requested by Parent to effectuate the actions contemplated by this Section 2.04.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2018 and prior to the date of this Agreement (the “Filed Company SEC Documents”), in each case excluding any disclosures contained in any “risk factor” or “forward looking statements” sections of the Filed Company SEC Documents or that otherwise comprise forward-looking statements, statements of risk, or are cautionary or predictive in nature, or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection; provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

Section 3.01.      Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, accurate and complete copies of the Memorandum of Association of the Company in effect as of the date of this Agreement (the “Company Memorandum of Association”) and the amended and restated bye-laws of the Company in effect as of the date of this Agreement (the “Company Bye-laws”).

Section 3.02.      Company Subsidiaries.

(a)               All of the outstanding share capital or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital, voting securities or other equity interests), except for restrictions imposed by applicable securities Law.

(b)               Except for the share capital and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 3.03.      Capital Structure.

(a)               The authorized share capital of the Company consists of 250,000,000 Common Shares, and 50,000,000 preferred shares, $0.01 par value, of the Company (the “Preferred Shares”) and, together with the Common Shares, the “Share Capital”). At the close of business on November 4, 2019, (i) 74,635,330 Common Shares were issued and outstanding (of which 451,628 shares consisted of Company Restricted Shares); (ii) no Preferred Shares were issued and outstanding; (iii) 4,915,955 Common Shares were reserved and available for the grant of future awards pursuant to the Company Share Plan; (iv) 1,710,858 Common Shares were issuable upon the vesting or settlement of outstanding Company PSUs (assuming achievement of the applicable performance metrics at the maximum level of performance); and (v) 66,917 Common Shares were issuable upon the vesting or settlement of outstanding Company RSUs. Except as set forth in this Section 3.03(a), at the close of business on November 4, 2019, no share capital or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b)               All outstanding Common Shares are, and, at the time of issuance, all such shares that may be issued upon the vesting or settlement of Company PSUs or Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Bermuda Companies Act, the Company Memorandum of Association, the Company Bye-laws or any written contract, lease, license, indenture, note, bond, agreement, undertaking, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which the Company is a party or otherwise bound. Except as set forth above in this Section 3.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any share capital of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of any Share Capital or any share capital of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any share capital of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Common Shares or other equity securities of the Company in connection with (i) the withholding of Taxes in connection with the vesting or settlement of Company Share Awards, and (ii) forfeitures of Company Share Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any share capital or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”). Other than the Voting and Support Agreement, none of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any share capital or voting securities of, or other equity interests in, the Company. Except as set forth on Section 3.03(b) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

Section 3.04.      Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, subject, in the case of the Merger, to the receipt of the affirmative votes of a majority of the votes cast by holders of outstanding Common Shares at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) determining that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act; (ii) determining that the terms of this Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated hereby and thereby are fair and in the best interests of the Company and its shareholders; (iii) approving and declaring advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger; and (iv) subject to Section 5.04, convening a meeting of the shareholders and recommending that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”). Except for any Adverse Recommendation Change made after the date of this Agreement that is expressly permitted by the terms of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company or its Affiliates are necessary to authorize or adopt this Agreement and the Statutory Merger Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement (except for executing and delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05.      No Conflicts; Consents.

(a)               The execution and delivery by the Company of this Agreement and the Statutory Merger Agreement does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Memorandum of Association, the Company Bye-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)               No Permit, consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement or its performance of its obligations hereunder or thereunder or the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the Schedule 13E-3, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement (including the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any non-U.S. antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement; (iii) executing and delivering the Statutory Merger Agreement; (iv) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (v) compliance with the NYSE rules and regulations; and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)               The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s share capital necessary for the adoption of this Agreement.

Section 3.06.      SEC Documents; Undisclosed Liabilities.

(a)               The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2018 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement and the Schedule 13E-3, being collectively referred to as the “Company SEC Documents”).

(b)               Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or became effective in the case of registration statements or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c)               Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2019 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since June 30, 2019, and (iv) for other liabilities and obligations that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be recorded or reflected on a balance sheet, or in the footnotes thereto, under GAAP.

(d)               The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. No material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.

(e)               The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f)                None of the Company Subsidiaries is, or has at any time since January 1, 2018 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07.      Information Supplied. None of the information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company or any of its Affiliates with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.08.      Absence of Certain Changes or Events. From December 31, 2018 to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2018 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course consistent with past practice in all material respects.

Section 3.09.      Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)               Each of the Company and each Company Subsidiary has (i) timely filed all Tax Returns required to have been filed by it in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete, and (ii) paid all Taxes required to have been paid by it (whether or not shown on any such Tax Return) other than Taxes that (x) are not yet due or that are being contested in good faith in appropriate proceedings and (y) as to which adequate reserves have been established in accordance with GAAP.

(b)               None of the Company or any Company Subsidiary has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case, that has not since expired.

(c)               The Company and each Company Subsidiary have complied in all respects with all applicable Laws relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Governmental Entity all Taxes required to be so withheld and paid over. The Company and each Company Subsidiary have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(d)               There are no pending or threatened in writing audits, examinations, investigations or other proceedings with respect to any Taxes of the Company or any Company Subsidiary.

(e)               No deficiency or other proposed assessment or adjustment for Taxes has been assessed, asserted or proposed in writing by any Governmental Entity against the Company or any Company Subsidiary which deficiency or other proposed assessment or adjustment has not been paid in full, settled or withdrawn.

(f)                No claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is subject to Tax in that jurisdiction.

(g)               None of the Company or any Company Subsidiary (i) is a party to or is bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up provisions in any credit agreement, employment agreement or similar commercial contract the primary purpose of which does not relate to Taxes); or (ii) has any material liability for the Taxes of any Person (other than the Company and Company Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor or by operation of Law.

(h)               There are no Liens for Taxes on any of the assets of the Company or of any Company Subsidiary other than Permitted Liens.

(i)                 None of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of applicable Law).

(j)                 None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or non-U.S. Law).

(k)               Neither the Company nor any of the non-U.S. Company Subsidiaries that does not file a U.S. federal income tax return on the basis that it is engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code has received written notice from the U.S. Internal Revenue Service (the “IRS”) claiming that the Company or such non-U.S. Company Subsidiary is subject to U.S. federal income Tax as a result of being so engaged in a trade or business within the United States. Neither the Company nor any of the Company Subsidiaries that do not take the position on their Tax Returns that they are Irish tax residents has received written notice from a Governmental Entity in Ireland claiming that the Company or any of such Company Subsidiaries may have a permanent establishment in Ireland.

(l)                 The Company and each Company Subsidiary have conducted all intercompany transactions in substantial compliance with the principles of, and documentation requirements pertaining to, Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(m)             The information provided by or on behalf of the Company to its shareholders concerning U.S. federal income Tax matters is accurate and complete in all material respects.

(n)               Except with respect to the representations and warranties set forth in Section 3.10 (to the extent expressly related to Taxes), the representations and warranties set forth in this Section 3.09 are the Company’s sole and exclusive representations relating to Taxes.

Section 3.10.      Employee Benefits.

(a)               Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all material Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, bonus, deferred compensation, incentive compensation, option, equity or equity-based award, retention, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, in each case (A) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary in respect of any current or former directors, officers or employees of the Company or any Company Subsidiary or (B) to which the Company or any Company Subsidiary has any liability; provided, that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “Non-U.S. Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers or employees of the Company or any Company Subsidiary who are located primarily outside of the United States.

(b)               Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan in existence as of the date hereof, in each case to the extent applicable: (i) the plan document and all amendments thereto; (ii) the current determination letter or opinion letter from the IRS; (iii) the current summary plan description and any summary of material modifications; (iv) the most recent annual report on Form 5500 filed with the IRS; (v) the most recently prepared actuarial reports and financial statements; and (vi) for each material Non-U.S. Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (v).

(c)               Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) there is no pending or, to the Knowledge of the Company, threatened, assessment, complaint, proceeding or, to the Knowledge of the Company, investigation of any kind in any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits); (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked; (iv) each Non-U.S. Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions; (v) no Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; and (vi) neither the Company nor any Company Subsidiary has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any actual or contingent liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)               Neither the execution or delivery of this Agreement or the Statutory Merger Agreement nor the consummation of the Merger (alone or in combination with any other event) will (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to any material payment or benefit; (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer or employee; (iii) accelerate the time of payment or vesting of any material amounts due to any such current or former director, officer or employee; or (iv) result in any amounts payable or benefits provided to any such current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(e)               The representations and warranties set forth in this Section 3.10 are the Company’s sole and exclusive representations relating to employee benefits matters of any kind.

Section 3.11.      Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or if adversely resolved would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or if adversely resolved would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12.      Compliance with Applicable Laws.

(a)               Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the respective businesses of the Company and the Company Subsidiaries are being conducted, and since January 1, 2014 have been conducted, in accordance with all Laws applicable thereto.

(b)               The Company and the Company Subsidiaries hold, and since January 1, 2014 have held, all Permits necessary for the lawful conduct of their respective businesses, and all such Permits are in full force and effect, except where the failure to hold such Permits or the failure of such Permits to be in full force and effect has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)               The Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Laws, writs, injunctions, directives, judgments, decrees or orders, in each case as amended, to which the Company or the Company Subsidiaries are subject relating to anti-bribery, anti-corruption, and anti-money laundering compliance.

Section 3.13.      Compliance with Anti-Bribery Laws.

(a)               The Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Anti-Bribery Laws. Since January 1, 2014, the Company and the Company Subsidiaries, and its and their respective directors, executive officers and, to the Knowledge of the Company, non-executive officers, employees and agents, have not, in violation of any applicable Law in any material respect: (i) paid, offered, promised, given or authorized, directly or indirectly, the payment of money or anything of value to a Government Official (or any other Person at a Government Official’s request or with a Government Official’s assent or acquiescence) intending to (A) influence a Government Official in his or her official capacity in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or a business advantage, or in directing business to any third party on behalf of the Company or the Company Subsidiaries; (B) secure an improper advantage for the Company or the Company Subsidiaries; (C) induce a Government Official to use his or her influence to affect or influence any act, omission or decision of a Government Authority, in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or a business advantage; or (D) provide an unlawful personal gain or benefit, of financial or other value, to a Government Official on behalf of the Company or the Company Subsidiaries; or otherwise (ii) made any bribe, payoff, influence payment, kickback, or other unlawful payment to any Person, regardless of the form, whether in money, property, or services, to obtain or retain business or a business advantage for the Company or the Company Subsidiaries or to secure any improper advantage for the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries has received written notice from any Government Authority that it is not in compliance with, or has not complied with, any Anti-Bribery Law in any material respect.

(b)               To the Knowledge of the Company: (i) no director, officer, or agent of the Company or of any Company Subsidiary is a Government Official; and (ii) none of the Company Parties has at any time since January 1, 2014 been barred or disqualified from participating in any bid process run by a Governmental Entity based on actual or alleged failure to comply with Anti-Bribery Laws.

(c)               The Company and the Company Subsidiaries are, and at all times since January 1, 2014 have been, in compliance in all material respects with the books and records requirements and internal controls requirements applicable to them under the FCPA.

Section 3.14.      Sanctions.

(a)               To the Knowledge of the Company, the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Sanctions and export controls.

(b)               To the Knowledge of the Company, there is no investigation, action, case, or proceeding pending or threatened in writing by or before any Government Authority with respect to any violation of any applicable Sanctions or export controls in any material respect by the Company or any Company Subsidiary.

(c)               None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any director or officer of the Company or any Company Subsidiary, is a Sanctioned Person.

(d)               The Company and the Company Subsidiaries have in place internal policies, procedures, and controls appropriately designed to comply with applicable Sanctions.

Section 3.15.      Compliance with Anti–Money Laundering Laws.

(a)               To the Knowledge of the Company, the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Anti–Money Laundering Laws.

(b)               To the Knowledge of the Company, there is no investigation, action, case, or proceeding pending or threatened in writing by or before any Government Authority with respect to any violation of any Anti–Money Laundering Laws in any material respect by the Company or the Company Subsidiaries.

Section 3.16.      Data Privacy and Cyber Security.

(a)               The Company and the Company Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws relating to privacy and protection of Personal Data applicable to the Company and the Company Subsidiaries, including but not limited to the following Laws, to the extent such Laws are applicable to the conduct of the Company and the Company Subsidiaries: the EU General Data Protection Regulation, the Gramm-Leach-Bliley Act of 1999; the Fair Credit Reporting Act of 1970 (“FCRA”); the Fair and Accurate Credit Transactions Act of 2003; the Identity Theft Red Flag Rules; the Electronic Communications Privacy Act of 1986; the Telephone Consumer Protection Act of 1991; the Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003; Section 5 of the FTC Act; all applicable data export control Laws; and all applicable State privacy, security, data protection and destruction, mini-FCRA, and data breach notification statutes and regulations (collectively, the “Privacy Laws”).

(b)               The Company and the Company Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all contractual privacy and security standards and obligations to which the Company is bound. Since January 1, 2017 the Company and the Company Subsidiaries have not received any written notice from any Government Authority or any other Person regarding material noncompliance with any Laws pertaining to privacy or security of data or information or any such contractual privacy and security standards and obligations.

(c)               To the Knowledge of the Company, since January 1, 2017 there has been no material data security breach, including any unauthorized access, disclosure, use, modification, corruption, loss, or theft of any of the databases, or computer equipment, systems or networks, in each case, of the Company and the Company Subsidiaries (“Data Breach”). As of the date of this Agreement, each of the Company and the Company Subsidiaries uses commercially reasonable efforts to protect against any unauthorized use, access, interruption, modification, or corruption, in material conformance with applicable industry practices, the confidentiality, integrity, and security of Personal Data in the possession or control of the Company and the Company Subsidiaries, the databases, servers, systems, sites, circuits, networks, and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) of the Company or the Company Subsidiaries.

(d)               To the Knowledge of the Company, since January 1, 2014 no Data Breach, material violation of privacy of any individual, or material unauthorized use, access, or disclosure of any data or information in the Company’s databases, has occurred or is occurring or has been or is threatened in writing against any of the Company or the Company Subsidiaries (collectively, “Privacy Incident”). To the Knowledge of the Company, since January 1, 2017 no investigation, inquiry, complaint, or claim relating to the information privacy or data security practices (including collection, transfer, access, disclosure, retention, deletion, storage, processing, or use) of the Company or the Company Subsidiaries or to any Privacy Incident has been or is being made, reported or conducted by any consumer, Governmental Authority, consumer advocacy group, industry or trade organization, privacy seal or certification program, privacy group, or member of media, in each case except as would not be material to the Company and the Company Subsidiaries, taken as a whole (collectively, “Privacy Claims”).

Section 3.17.      Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are (a) in compliance with applicable federal, state, provincial and local Laws governing pollution or the protection of human health or the environment (“Environmental Law”) which compliance includes possession of required permits and authorizations; (b) none of the Company or any Company Subsidiary has received any written notice that remains outstanding from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of applicable Environmental Law; and (c) there are no unresolved legal or administrative proceedings or written demands pending alleging that the Company or any Company Subsidiary is liable for response actions to address a “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq. The representations and warranties set forth in this Section 3.17 are the Company’s sole and exclusive representations relating to compliance with Environmental Laws.

Section 3.18.      Contracts.

(a)               As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)               Section 3.18(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, an accurate and complete list, and the Company has made available to Parent accurate and complete copies, of: (i) each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole; (ii) each Contract pursuant to which any material amount of Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (iii) each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business; (iv) each material Contract between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the Common Shares outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents; (v) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than any such Contract entered into in the ordinary course of business; (vi) each Contract to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments during calendar year 2019 or any subsequent 12-month period of at least $200 million and which is not terminable by either party on less than 60 days’ written notice without material penalty, except for any such Contract which is entered into in the ordinary course of business; and (vii) other than Contracts for ordinary repair and maintenance, each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any of the Company Subsidiaries has, or expects to incur, an obligation in excess of $200 million in the aggregate; provided that the following Contracts shall not be required to be listed on Section 3.18(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 3.18(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries and (3) any Real Estate Lease, which are the subject of Section 3.19 (any such Contract in clauses (1) through (4), an “Excluded Contract”). Each Contract described in this Section 3.18(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c)               Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice.

Section 3.19.      Properties.

(a)               The Company and the Company Subsidiaries do not own any real property.

(b)               Section 3.19(b) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all material real property that is leased, subleased, sub-subleased, or licensed to the Company and the Company Subsidiaries, as applicable, and sets forth an accurate and complete list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). Accurate and complete copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.

(c)               Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)               Neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease which remains uncured.

Section 3.20.      Intellectual Property.

(a)               Section 3.20(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). The Company or a Company Subsidiary is the owner of all Registered Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights.

(c)               To the Knowledge of the Company, as of the date hereof, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of third parties, and, as of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the use of Intellectual Property Rights by, or the operation of the business of, the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The foregoing representation and warranty in this Section 3.20(c) is the sole representation and warranty herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d)               To the Knowledge of the Company, as of the date hereof, the Registered Intellectual Property Rights are not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary.

(e)               The representations and warranties set forth in this Section 3.20 are the Company’s sole and exclusive representations relating to intellectual property matters of any kind.

Section 3.21.      Labor Matters.

(a)               None of the Company or the Company Subsidiaries is a party to any collective bargaining agreement with a labor organization (a “Collective Bargaining Agreement”).

(b)               As of the date of this Agreement, and except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to employees of the Company or any of the Company Subsidiaries:  (a) there are no labor-related strikes, walkouts or lockouts pending or, to the Knowledge of the Company, threatened in writing, and (b) to the Knowledge of the Company, no labor organization or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c)               The representations and warranties set forth in this Section 3.21 are the Company’s sole and exclusive representations relating to labor matters of any kind.

Section 3.22.      Anti-Takeover Provisions.

(a)               Assuming the accuracy of the representation contained in Section 4.09, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Statutory Merger Agreement, or the Merger.

(b)               The Company is not party to a shareholder rights plan, “poison pill” or similar anti-takeover arrangement, or plan.

Section 3.23.      Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24.      Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Shares.

Section 3.25.      Insurance. Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law.

Section 3.26.      Aircraft and Leases. Section 3.26 of the Company Disclosure Letter contains a complete and accurate list of all aircraft owned and all aircraft leased by the Company or any Company Subsidiary (including any trust) to a Person other than the Company or a Company Subsidiary as of September 30, 2019. Copies of each material Aircraft Lease in effect as of September 30, 2019 have been made available to Parent. Such copies are accurate and complete in all material respects. As of the date hereof, with respect to each aircraft listed in Section 3.26 of the Company Disclosure Letter, (a) the Company or a Company Subsidiary is either (i) the sole legal and beneficial owner of such aircraft or (ii) the beneficial owner of such aircraft and legal title to such aircraft is held in trust for the Company or a Company Subsidiary, and (b) the Company or a Company Subsidiary (including any trust) is the holder of a lessor’s interest in each such aircraft that is on lease to an Aircraft Lessee under the applicable Aircraft Lease Documents, in each case of the foregoing clauses (a) and (b) free and clear of all Liens, other than Permitted Liens.

Section 3.27.      No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement and (y) no Person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify any other section in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other section.

Section 4.01.      Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02.      Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement. The Parent Board has adopted resolutions, by vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) determining that the Merger Consideration constitutes fair value for each Common Share; (ii) approving the execution, delivery and performance of this Agreement and the Statutory Merger Agreement; and (iii) determining that entering into this Agreement and the Statutory Merger Agreement is in the best interests of Parent and its shareholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has adopted resolutions (i) determining that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act; (ii) approving the execution, delivery and performance of this Agreement and the Statutory Merger Agreement; (iii) determining that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of Merger Sub and Parent, as its sole shareholder; (iv) declaring this Agreement and the Statutory Merger Agreement advisable; and (v) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and the Statutory Merger Agreement and directing that this Agreement and the Statutory Merger Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole shareholder of Merger Sub, has adopted and approved this Agreement, the Statutory Merger Agreement and the Merger. Except for corporate approvals already obtained, no other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent, Merger Sub or their respective Affiliates are necessary to authorize, adopt or approve, as applicable, this Agreement or the Statutory Merger Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement (except for executing and delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03.      No Conflicts; Consents.

(a)               The execution and delivery by each of Parent and Merger Sub of this Agreement and the Statutory Merger Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Merger Sub or any of their respective Affiliates under, any provision of (i) the governing or organizational documents of Parent, Merger Sub or any of their respective Affiliates; (ii) any Contract to which Parent, Merger Sub or any of their respective Affiliates is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Permit, Judgment or Law, in each case, applicable to Parent, Merger Sub or any of their respective Affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)               No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent, Merger Sub or any of their respective Affiliates in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement or its performance of its obligations hereunder or thereunder or the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, other than (i) (A) compliance with and filings under the HSR Act, (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any non-U.S. antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement; (ii) executing and delivering the Statutory Merger Agreement; (iii) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04.      Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference therein.

Section 4.05.      Compliance with Applicable Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of Parent the business of Parent and the Parent Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of Parent, to the Knowledge of Parent, the business of Parent and the Parent Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.

Section 4.06.      Litigation. At the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07.      Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than JP Morgan, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08.      Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.09.       Ownership of Common Shares. Except for the Marubeni Shares, none of Parent, Merger Sub or, to the Knowledge of Parent or Merger Sub, any of their respective Affiliates, owns, or will prior to the Closing Date own, any share capital of the Company or has any rights to acquire any share capital of the Company (except pursuant to this Agreement). There are no voting trusts or other agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries is a party with respect to the voting of Share Capital or other equity interests of the Company or any of the Company Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Share Capital or other equity interest of the Company or any of the Company Subsidiaries.

Section 4.10.      Available Funds. Parent and Merger Sub will have available to them at the Effective Time, cash sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration, repayment or refinancing of any Indebtedness required as a result of the consummation of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby. Prior to the date hereof, Parent has provided to the Company accurate and complete copies of any commitments that Parent or any of its Affiliates have obtained to fund the Aggregate Merger Consideration, the repayment of any Indebtedness that may be refinanced as a result of the Merger and the transactions contemplated by this Agreement and any other amounts payable pursuant to the transactions contemplated by this Agreement.

Section 4.11.      Solvency of the Surviving Company Following the Merger. As of the Effective Time, assuming the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and material compliance by the Company with the covenants contained in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement, if any, and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 4.12.       No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement, (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, or information made available on any “data sites” are not and shall not be deemed to be or include representations or warranties. Without limiting the generality of the foregoing, each of Parent and Merger Sub hereby acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company, the Company Subsidiaries or their future business, operations or affairs. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01.      Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law or by the terms of any Contracts in effect as of the date hereof; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law or by the terms of any Contracts in effect as of the date hereof; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(a)               (i) other than with respect to regular quarterly dividends up to $0.32 per Common Share, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its share capital, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests, except for acquisitions, or deemed acquisitions, of Common Shares or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the vesting or settlement of Company Share Awards and (B) forfeitures of Company Share Awards;

(b)               except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any share capital of the Company or any Company Subsidiary other than the issuance of Common Shares (A) upon the vesting or settlement of Company Share Awards issued before the date hereof in accordance with the terms thereof or (B) as required by the terms of the Company Share Awards issued before the date hereof; (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Share Capital or any share capital of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary; or (vi) any Company Voting Debt;

(c)               amend the Company Memorandum of Association or the Company Bye-laws or the charter or organizational documents of any Company Subsidiary, except as may be required by Law or the rules and regulations of the SEC or the NYSE;

(d)               make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law (or authoritative interpretations thereof);

(e)               knowingly take any action, directly or indirectly, that would, or would reasonably be expected to, expose the Company or the Company Subsidiaries to material liability under any applicable Anti-Bribery Law or Anti–Money Laundering Law;

(f)                directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any Person or material division thereof or any material properties or assets, except (i) acquisitions in the ordinary course of business consistent with past practice or as contemplated in the Company’s current business plans for calendar years 2019 and 2020 endorsed by the Company Board that were made available to Parent (the “Business Plan”); (ii) acquisitions pursuant to Contracts in existence on the date of this Agreement; (iii) acquisitions in an amount not to exceed $200 million in the aggregate in each of the remainder of calendar year 2019 and calendar year 2020; or (iv) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(g)               except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(h), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) in the ordinary course of business consistent with past practice; (ii) pursuant to Contracts in existence on the date of this Agreement; (iii) in an amount not to exceed $200 million in the aggregate in each of the remainder of calendar year 2019 and calendar year 2020; (iv) pursuant to the Business Plan; or (v) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h)               incur any additional Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness), except for (i) the incurrence of additional Indebtedness in an amount not to exceed $300 million in the aggregate in each of the remainder of calendar year 2019 and calendar year 2020; (ii) the incurrence of additional Indebtedness pursuant to the Business Plan; (iii) Indebtedness in replacement of or to refinance at any time existing Indebtedness; provided that the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default under, such replacement Indebtedness; (iv) Indebtedness under the Company’s existing revolving credit facilities; or (v) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(i)                 settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages (excluding monetary damages to the extent that they are covered by the Company’s insurance policies) in an amount not in excess of $5 million in the aggregate by the Company or any Company Subsidiary and do not impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, in each case, except as permitted by Section 6.05 and except for claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle;

(j)                 abandon, assign, exclusively license or grant any material right or other licenses to any Person to any material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(k)               (i) make, change or revoke any material Tax election; (ii) file any amended material Tax Return; (iii) make any material change to any Tax accounting method; (iv) enter into any closing agreement regarding any material Tax liability or assessment; (v) enter into any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than written Contracts not primarily relating to Taxes that are entered into in the ordinary course of business consistent with past practice and that are not material in the aggregate); (vi) settle or resolve any controversy that relates to a material amount of Taxes; (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment; or (viii) surrender any right to claim a material Tax refund;

(l)                 (i) materially increase the compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting of any compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary; or (iii) materially amend any Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, in each case other than (A) as required by applicable Law, (B) as required by the terms of any Company Benefit Plan, or (C) in the ordinary course of business consistent with past practice and as would not reasonably be expected to result in material liability to Parent;

(m)             make or authorize capital expenditures except (i) as budgeted in the Business Plan; (ii) in the ordinary course of business; (iii) emergency capital expenditures; or (iv) to the extent permitted under Section 5.01(f)(i);

(n)               adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Company Subsidiary (excluding any internal reorganization of wholly owned Company Subsidiaries); or

(o)               agree to take any of the foregoing actions in clauses (a) through (n) above.

Section 5.02.      Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective Affiliates not to, take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.03.      No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04.      No Solicitation by the Company; Company Board Recommendation.

(a)               Except as permitted by Section 5.04(b) or Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) of the Company or the Company Subsidiaries, to: (i)  immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that could be reasonably expected to result in an Alternative Proposal; and (ii) from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.04 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.04), (B) furnish non-public information regarding the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04 or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to, or take any other action to facilitate any Inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal, (F) submit to a vote of its shareholders, approve, endorse or recommend any Alternative Proposal, (G) effect any Adverse Recommendation Change or (H) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements).

(b)               Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives an Alternative Proposal by any Person or Group at any time prior to the Company Shareholders Meeting, and provided there has been no material breach of Section 5.04(a) that resulted in such Alternative Proposal, the Company and its Representatives may, prior to the Company Shareholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; and (ii) enter into and engage in discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal.

(c)               Reasonably promptly (but in no event more than 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it shall reasonably promptly provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed on a prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry (in each case in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 5.04 with the party making such Alternative Proposal and its Representatives).

(d)               Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (i) in the case of an Intervening Event or if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), and provided there has been no material breach of Section 5.04(a) that resulted in such Superior Proposal, the Company Board may cause the Company to withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i)                 the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal (or, where no such copy is available, a detailed description of the material terms and conditions of such Superior Proposal);

(ii)              during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the good faith judgment of the Company Board) a Superior Proposal, or in the case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iii)            the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an Intervening Event, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any material revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the four Business Day period above shall be deemed to be references to a two Business Day period.

(e)               Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(f)                For purposes of this Agreement:

(i)                 “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, or tender offer, share purchase or other transaction involving or relating to the Company that would result in any Person or Group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, partnership, joint venture, sale of share capital of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii)              “Superior Proposal” means any bona fide proposal or offer made by a third party or Group pursuant to which such third party or Group (or the shareholders of such third party or Group) would acquire, directly or indirectly, more than 50% of the Common Shares or assets of the Company and the Company Subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Common Shares than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (B) the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

(iii)            “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement, including this Section 5.04.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01.      Preparation of the Proxy Statement and Schedule 13E-3; Company Shareholders Meeting.

(a)               As reasonably promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments proposed by Parent.

(b)               The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as reasonably promptly as practicable to any comments received from the SEC with respect to the Schedule 13E-3 and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each party shall reasonably promptly notify the other parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Schedule 13E-3 and shall provide the other parties with copies of all correspondence between such party and its Representatives, on the one hand, and the SEC, on the other hand.

(c)               If prior to the Effective Time any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement or the Schedule 13E-3 which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Parent shall reasonably promptly notify the Company of such change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)               If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any party under Section 6.01(a).

(e)               The Company shall, as promptly as reasonably practicable after the SEC confirms it has no further comments on the Proxy Statement and the Schedule 13E-3, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s shareholders; and (ii) subject to Section 5.04(d), solicit the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement and the Schedule 13E-3, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(d). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal, by the making of any Adverse Recommendation Change by the Company Board or by any other development; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) occurs less than 10 Business Days prior to the Company Shareholders Meeting, the Company shall be entitled to postpone the Company Shareholders Meeting to a date not more than 10 Business Days after the date such Company Shareholders Meeting had previously been scheduled (but in no event to a date after the date that is five Business Days before the End Date).

(f)                The Company may, with Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, recess, reconvene or postpone the Company Shareholders Meeting if (x) the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement or the Schedule 13E-3 is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) after consultation with Parent, as of the time for which the Company Shareholders Meeting is then scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Company Shareholder Approval, or (iii) such adjournment, recess, reconvening or postponement is required by Law, or (y) Parent reasonably requests such adjournment, recess, reconvening or postponement. The Company shall keep Parent updated with reasonable frequency with respect to proxy solicitation results.

Section 6.02.      Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period from the date of this Agreement through the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required Consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of September 11, 2019, among the Company, Marubeni Corporation, Mizuho Bank, Ltd. and IBJ Leasing Company, Limited (the “Confidentiality Agreement”).

Section 6.03.      Efforts to Consummate.

(a)               Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing and filing with applicable Governmental Entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”), (ii) as promptly as reasonably practicable taking all steps as may be necessary to obtain all such Governmental Approvals, and (iii) obtaining any Consents required from third parties (other than Governmental Approvals) in connection with the consummation of the transactions contemplated by this Agreement.

(b)               In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the date of this Agreement, (ii) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (iii) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.03 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, (iv) make the appropriate filings under any foreign Antitrust Laws as soon as practicable, (v) supply as soon as reasonably practicable any additional information and documentary material that may be required or requested by any Governmental Entity (including by complying with any “second request” for information or similar request from a Governmental Entity), (vi) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 6.03 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Entity as soon as practicable, and (vii) not extend any waiting period under the HSR Act or other Regulatory Laws, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed).

(c)               Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other applicable Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Law as soon as possible (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other applicable Laws).

(d)               In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement, each of Parent and the Company shall, and shall cause their respective Affiliates to, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ, CFIUS or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ, CFIUS or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, CFIUS or such other Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement; and (v) permit the other party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other party’s comments thereon, and consult with each other in advance of any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ, CFIUS or any other Governmental Entity; provided that materials may be redacted (x) as necessary to comply with applicable Law and (y) to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e)               In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a)–(d), but subject to Section 6.03(g), Parent and the Company shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any Judgment or injunction, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ, CFIUS or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any (x) Regulatory Law, and (y) to the extent applicable, CFIUS, so as, in each case, to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, (B) terminating any existing relationships and contractual rights and obligations, terminating any venture or other arrangement, creating any relationship, contractual rights or obligations of Parent or the Company of any of their respective Subsidiaries, or effectuating any other change or restructuring of Parent, the Company or any of their respective Subsidiaries, (C) opposing, including through litigation and reasonably available avenues of appeal, (1) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (2) any request for the entry of, and seek to have vacated or terminated, any order that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, in the case of (1) and (2) as may be required in order to resolve any objections as a Governmental Entity (including, to the extent applicable, CFIUS) may have to such transactions under the HSR Act, any Regulatory Law or any other applicable Law and/or to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (D) commencing and/or defending any suit, action or other proceeding before any court or other applicable Governmental Entity, and pursuing all reasonably available avenues of appeal thereto, as may be required in order to (1) resolve any objections as a Governmental Entity (including, to the extent applicable, CFIUS) may have to such transactions under the HSR Act, any Regulatory Law or any other applicable Law and (2) avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (E) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries, and (F) in connection with CFIUS review or investigation of the transactions contemplated by this Agreement and the Statutory Merger Agreement (if such review or investigation is so initiated by CFIUS), take any action or accept any condition or restriction required by CFIUS (including entering into any mitigation agreement with CFIUS as may be required); provided, however, that any action contemplated by clauses (A), (B), (C), (D), (E) and (F) is conditioned upon the consummation of the transactions contemplated by this Agreement.

(f)                The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(f) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

(g)               Notwithstanding anything to the contrary in this Agreement, in no event will Parent or any of its Affiliates be required (and in no event shall the Company or any Company Subsidiary agree without the prior written consent of Parent) to take any action (including entering into any consent decree, hold separate order or other arrangement), or to permit or suffer to exist any material restriction, condition, limitation or requirement, that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would reasonably be expected to result in a material adverse effect on the business, operations or financial results of the Surviving Company and its Affiliates (including Parent and its Affiliates); provided that nothing in this Section 6.03(g) will limit Parent ’s obligations under Section 6.03(e)(ii)(F) to take any action or accept any condition or restriction required by CFIUS (including entering into any mitigation agreement with CFIUS as may be required).

Section 6.04.      Indemnification, Exculpation and Insurance.

(a)               Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective memorandum of association or bye-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the Bermuda Companies Act, the Surviving Company’s memorandum of association or bye-laws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b)               For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured Persons than the directors’, officers’ and employees’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for a period of six years for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail insurance exceed the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)               The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)               From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.04.

(e)               In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.04.

Section 6.05.      Transaction Litigation. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by this Agreement. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing; provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party, if the resolution of such litigation requires payment from the Company or any of the Company Subsidiaries or any of its or their Representatives in an amount that together with all other such payments does not exceed the amount set forth in Section 6.05 of the Company Disclosure Letter and/or the provision of disclosures to the shareholders of the Company relating to the Merger (which disclosures shall be subject to review and comment by Parent), and the settlement provides for no other non-monetary relief.

Section 6.06.      Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Common Shares (including derivative securities with respect to Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07.      Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal as permitted under this Agreement, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore jointly agreed to by the parties. Nothing in this Section 6.07 shall limit the ability of any party hereto to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.08.      Employment and Company Benefits.

(a)               For the one-year period beginning at the Effective Time, Parent shall, or shall cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) short- and long-term incentive compensation opportunities that are no less favorable in the aggregate than the short- and long-term incentive compensation opportunities in effect for the Company Employee immediately prior to the Closing Date; and (iii) employee benefits that, with respect to each Company Employee, are no less favorable in the aggregate than the employee benefits provided to such Company Employee immediately prior to the Closing Date. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent immediately following the Closing.

(b)               Parent shall provide each Company Employee who incurs a termination of employment during the one-year period beginning at the Effective Time occurs with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any Company Subsidiary as set forth on Section 6.08(b) of the Company Disclosure Letter or, if greater, the severance benefits provided to similarly situated employees of Parent.

(c)               The Company shall have the right to pay, immediately prior to the Closing Date, annual bonuses in respect of the calendar year in which the Closing Date occurs under its annual bonus plans for such year, which shall be (i) based on the greater of target and actual performance through the Closing Date (provided that the Company may exclude from the determination of actual performance the impact of any costs and expenses associated with the transactions contemplated by this Agreement or any non-recurring events that would not reasonably be expected to have affected the Company or any Company Subsidiary had the transactions contemplated by this Agreement not arisen in a manner that is intended to neutralize such impact), (ii) prorated based on the number of days elapsed during the period commencing on the first day of such calendar year and ending on the Closing Date and (iii) payable solely in the form of cash.

(d)               Parent shall, or shall cause the Surviving Company to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for purposes of eligibility and vesting, and determination of the level of benefits (for purposes of vacation and severance) under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e)               Parent shall, or shall cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(f)                No provision of this Agreement shall (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.08); or (iii) be treated as an amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates.

Section 6.09.      Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement and the Statutory Merger Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and the Statutory Merger Agreement.

Section 6.10.      Financing Cooperation.

(a)               Subject to Section 6.10(c) and Section 6.10(d), from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, if requested by Parent, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub (including providing, subject to the subsequent sentence, reasonably available financial and other pertinent information regarding the Company and the Company Subsidiaries for use in usual and customary marketing and offering documents and to enable Parent to prepare pro forma financial statements required by SEC rules or Parent’s financing sources) in the arrangement of any bank debt financing or any capital markets debt financing, in each case for any purpose in connection with the consummation of the Merger and the other transactions contemplated hereby, including without limitation for the purposes of financing any amounts that may become due in respect of the indebtedness of the Company and the Company Subsidiaries as of the Closing pursuant to change-of-control provisions or otherwise (collectively, the “Debt Refinancing”), it being understood that the Debt Refinancing may involve increases in the size of or availability under any of the debt obligations or facilities of the Company or the Company Subsidiaries. Notwithstanding the foregoing, the Company shall only be required to provide audited financial statements for the three fiscal years preceding the commencement of the marketing of any Debt Refinancing and unaudited financial statements for any subsequent fiscal quarter (it being understood and agreed that the availability of the Company’s financial statements on the SEC’s EDGAR system shall satisfy such requirement and the Company shall not be required to provide any financial statements prior to the end of the applicable deadline to file such financial statements with the SEC with the Company’s annual and quarterly reports) and the Company shall not be required to provide any standalone financial statements of any Subsidiary.

(b)               Subject to Section 6.10(c) and Section 6.10(d), from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, if reasonably requested by Parent, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub in taking such actions as are necessary, proper or advisable under (x) the indentures listed in Section 3.18(b)(ii) of the Company Disclosure Letter and (y) the credit agreements listed in Section 3.18(b)(ii) of the Company Disclosure Letter (collectively, “Existing Debt Documents”) in respect of the transactions contemplated by this Agreement. Subject to Section 6.10(c) and Section 6.10(d), from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, if and to the extent reasonably requested by Parent in writing, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub in either (A) arranging for the termination of Existing Debt Documents (and the related repayment or redemption thereof), which repayment or redemption shall be the sole responsibility, cost and expense of Parent, and the procurement of customary payoff letters and other customary release documentation in connection therewith or (B) obtaining any Consents required under any Existing Debt Documents to permit the consummation of the transactions contemplated by this Agreement as may be reasonably requested by Parent, and if reasonably requested by Parent, the Company shall, and shall cause the Company Subsidiaries to, execute and deliver such customary notices, agreements, documents or instruments necessary in connection therewith.

(c)               Notwithstanding anything in this Section 6.10 to the contrary, in no event shall the Company be required in connection with its obligations under this Section 6.10 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any commitment, tender, consent, amendment fee or any fee similar to any of the foregoing unless Parent provides the funding to the Company therefor in advance, (iii) amend or otherwise modify or agree to amend or otherwise modify any Existing Debt Document, which amendment or other modification is not conditioned on the Closing, (iv) incur any potential or actual liability or provide any indemnities in connection therewith or otherwise related to the Debt Refinancing prior to the Closing Date unless contingent upon the occurrence of the Closing, (v) take any actions that would unreasonably interfere with or unreasonably disrupt the normal operations and management of the Company and the Company Subsidiaries, (vi) take any actions that the Company reasonably believes could (A) violate its or the Company Subsidiaries’ certificate of incorporation or bye-laws (or comparable documents), (B) violate any applicable Law, (C) constitute a default or violation under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or the Company Subsidiaries or to a loss of any benefit to which the Company or the Company Subsidiaries is entitled under any provision of, any Contract, or (D) result in the creation or imposition of any Lien on any asset of the Company or the Company Subsidiaries, (vii) waive or amend any terms of this Agreement, (viii) take any action that could reasonably be expected to cause any representation or warranty or covenant contained in this Agreement to be breached or to cause any condition to the Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ix) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of the Company Subsidiaries, (x) fund any repayment, repurchase or redemption prior to the Closing, (xi) result in any of the Company’s or any of the Company Subsidiaries’ Representatives incurring any personal liability with respect to any matters relating to this Section 6.10, (xii) execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the Debt Refinancing that is not contingent upon the Closing or that would be effective prior to Closing, (xiii) be responsible for preparing any pro forma financial statements, (xiv) pass resolutions or consents, approve or authorize the execution of or take any other corporate action with respect to the Debt Refinancing that is not contingent on the Closing or that would be effective prior to the Closing or (xv) provide or cause its legal counsel to provide any legal opinions.

(d)               Parent shall promptly, upon written request by the Company, (i) reimburse the Company and any of its Affiliates and their respective Representatives for any and all out-of-pocket costs and expenses (including attorneys’ and accountants’ fees) incurred by any of them in connection with the cooperation required pursuant to this Section 6.10 and (ii) defend, indemnify and hold harmless the Company, the Company Subsidiaries and its and their respective Representatives from, against and in respect of any and all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including fees of legal counsel) resulting from or incurred in connection with the cooperation required pursuant to this Section 6.10 or any information utilized in connection therewith. Notwithstanding this Section 6.10 or anything in this Agreement to the contrary, each of the parties hereto agrees that it is not a condition to the Closing that the Debt Refinancing, payoff, amendments or other related or similar actions described in this Section 6.10 be obtained.

(e)               Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.03(b), as applied to the Company’s obligations under this Section 6.10, shall be deemed to be satisfied unless the Debt Refinancing has not been obtained as a result of the Company’s willful breach of its obligations under this Section 6.10.

Section 6.11.      Tax Matters.

(a)               Neither Parent nor any of its Affiliates shall make any election under Section 338 of the Code with respect to any of the transactions contemplated by this Agreement.

(b)               Parent shall cause the Surviving Company to make available on the Surviving Company’s website (or, if the Surviving Company no longer maintains a website, the website of one of its Affiliates), consistent with past practice, “PFIC Annual Information Statements” pursuant to Treasury Regulations Section 1.1295-1(g) necessary for shareholders of the Company prior to the Closing to maintain any “qualified electing fund” election under Section 1293 of the Code with respect to each of the Company and Bermuda Limited for the taxable year that includes the Closing and for the prior taxable year to the extent such information has not been made available on the Company’s website by the Closing; provided that the Company shall use reasonable best efforts (x) to make available on the Company’s website before the Closing such information for such prior taxable year and (y) to cooperate with and promptly provide to Parent, before the Closing, any information requested by Parent that is relevant to Parent's compliance with its obligations under this Section 6.11(b).

Article VII

CONDITIONS PRECEDENT

Section 7.01.      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a)               Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)               Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and (ii) the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, Governmental Entities as set forth in Section 7.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c)               No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02.      Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 4.01 and 4.02) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.01 and 4.02 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)               Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)               Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03.      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.03(a) and Section 3.04, the first sentence of Section 3.08, Section 3.22 and Section 3.23) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 3.01, 3.03(a), 3.04, 3.22 and 3.23 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) the representations and warranties of the Company contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the Closing as if made at and as of such time.

(b)               Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)               Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d) have been satisfied.

(d)               No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.      Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Shareholder Approval):

(a)               by mutual written consent of the Company and Parent;

(b)               by either the Company or Parent:

(i)                 if the Merger is not consummated on or before August 5, 2020 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes or results in the failure of the Merger to be consummated by the End Date; provided, further, that if on the End Date all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction (or waiver) of such conditions at the Closing) but any of the conditions set forth in Section 7.01(b) or Section 7.01(c) has not been satisfied, then either Parent or the Company may extend the End Date to November 3, 2020 by delivery of written notice of such extension to the other parties not less than three Business Days prior to the End Date, in which case the End Date shall be deemed for all purposes to be such later date;

(ii)             if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii)            if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which a vote on the Merger was taken.

(c)               by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured by the earlier of (i) 60 days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d)               by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e)               by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured by the earlier of (i) 60 days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of this Agreement in any material respect;

(f)                by Parent prior to the Company Shareholders Meeting, in the event that an Adverse Recommendation Change shall have occurred; or

(g)               by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction (or waiver) of such conditions at the Closing), (ii) Parent fails to consummate the transactions contemplated by this Agreement on the date which the Closing should have occurred pursuant to Section 1.02, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the Closing (subject to the satisfaction of all of the conditions set forth in Section 7.01 and Section 7.03), and (iv) Parent fails to consummate the Closing within five Business Days after the delivery of the notice described in the immediately preceding clause (iii).

Section 8.02.      Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, Section 6.10(d), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement, except in the event that the Company pays to Parent the Termination Fee. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.10, recoverable damages of the Company hereunder may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the shareholders of the Company (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Company’s shareholders under this Agreement and the time value of money, which in each case may be deemed in such event to be damages of the Company and may be recoverable by the Company on behalf of its shareholders.

Section 8.03.      Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a)               The Company shall pay to Parent a fee of $73,500,000 (the “Termination Fee”) if:

(i)              the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or

(ii)             (A) after the date hereof, an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the Company Shareholders Meeting or shall have been made directly to the Company’s shareholders generally by a third party and not publicly withdrawn prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii); and (C) within 12 months of such termination, (x) the Company enters into a definitive Contract for an Alternative Proposal and such Alternative Proposal is consummated (whether during or after such 12-month period) or (y) an Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of termination of this Agreement pursuant to Section 8.01(d), before or simultaneously with such termination, (y) in the case of termination of this Agreement pursuant to Section 8.01(f), on the Business Day immediately following the date of such termination, and (z) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above.

(b)               Notwithstanding any other provision of this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement; provided, however, that this Section 8.03(b) shall not limit the right of the Company to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 9.10 prior to the termination of this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)               The parties acknowledge and agree that (i) the fee and other provisions of this Section 8.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee shall constitute liquidated damages and not a penalty and (iii) without these agreements, the parties would not enter into this Agreement.

(d)               If the Company fails to timely pay any amount due pursuant to this Section 8.03, and, in order to obtain the payment, Parent commences a legal proceeding to recover such amount which results in a judgment or other award against the Company, the Company shall pay Parent an additional amount equal to Parent’s costs and expenses (including reasonable attorneys’ fees) incurred in connection with such legal proceeding, together with interest on the amount due under this Section 8.03 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, from such date through the date such payment is actually received by Parent.

Section 8.04.      Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent, Merger Sub or the Company.

Section 8.05.      Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX

GENERAL PROVISIONS

Section 9.01.      Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02, Section 8.03 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Aircastle Limited
c/o Aircastle Advisor LLC
201 Tresser Boulevard, Suite 400
Stamford, CT 06901
	Facsimile:	[*]
	Email:	[*]
	Attention:	Christopher L. Beers, Chief Legal Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Facsimile:	[*]
	Email:	[*]
[*]
	Attention:	Joseph A. Coco
Thomas W. Greenberg

(b)	if to Parent or Merger Sub, to:

Marubeni Corporation
7-1, Nihonbashi 2-chome
Chuo-ku, Tokyo, 103-6060 Japan
	Facsimile:	[*]
	Email:	[*]
	Attention:	General Manager

and to:

Mizuho Leasing Company, Limited
2-6 Toranomon 1-chome, Minato-ku, Tokyo, 105-0001 Japan
	Facsimile:	[*]
	Email:	[*]
[*]
[*]
	Attention:	Yoshiaki Fujikawa
Katsuya Noto
Masayuki Ando

with copies (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street, 3rd Floor
New York, New York 10019
Facsimile:	[*]
Email:	[*]
Attention:	John A. Healy

and to:

White & Case LLP
Marunouchi Trust Tower Main, 26th Floor
1-8-3 Marunouchi, Chiyoda-ku, Tokyo, 100-0005 Japan
Facsimile:	[*]
Email:	[*]
[*]
Attention:	Jun Usami
Nels Hansen

Section 9.03.      Definitions. For purposes of this Agreement:

“Adverse Recommendation Change” means if the Company Board or any committee thereof shall (a) fail to include the Company Recommendation in the Proxy Statement; (b) withdraw or propose publicly to withdraw the Company Recommendation; (c) qualify or modify, or propose publicly to qualify or modify, in a manner adverse to Parent, the Company Recommendation; or (d) take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal).

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Merger Consideration” means the aggregate Merger Consideration, RSU Merger Consideration, PSU Merger Consideration and Restricted Share Merger Consideration.

“Aircraft Lease” means, with respect to any aircraft, any lease (as amended, modified or supplemented from time to time) relating to that aircraft, but does not include any charter or wet lease of that aircraft.

“Aircraft Lease Documents” means, with respect to any aircraft, the Aircraft Lease and all other material amendments or other material agreements delivered in connection with, or relating to, that Aircraft under any Aircraft Lease that is in effect with respect to that Aircraft.

“Anti-Bribery Laws” means the FCPA, the UK Bribery Act 2010, the Bermuda Bribery Act 2016, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, in each case as amended, and legislation implementing such convention, and any other applicable anti-bribery or anti-corruption Laws.

“Anti–Money Laundering Laws” means, to the extent applicable, the Money Laundering Control Act of 1986, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act, the rules and regulations thereunder and any similar rules, regulations or guidelines issued, administered or enforced by any United States governmental agency.

“Bermuda Limited” means Aircastle Bermuda Limited, a Bermuda exempted company and a wholly owned Subsidiary of the Company.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Bermuda or in New York City.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (except, in the case of clauses (a), (b), (c), (f) or (j) below, to the extent materially disproportionately affecting the Company and the Company Subsidiaries relative to other companies of a similar size in the industries in which the Company and the Company Subsidiaries operate): (a) conditions affecting the economy in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate, or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region of the world occurring after the date hereof; (c) changes in the financial, credit, banking or securities markets in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates; (d) changes required by GAAP or other accounting standards (or interpretations thereof); (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), including, to the extent relevant to the business of the Company and the Company Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Shares (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers or employees of the Company and the Company Subsidiaries (provided that this clause (h) shall not apply to Section 3.05(a) and solely to the extent taking into account such Section, Section 7.03); (i) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries; (k) shareholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; (l) any action required by the terms of this Agreement, or with the prior written consent or at the direction of Parent; (m) any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in this Agreement or in the Company Disclosure Letter (but only to the extent such liability reasonably could be anticipated based on the substance and content of such disclosure); (n) any comments or other communications by Parent or any of its Affiliates of its intentions with respect to the Surviving Company or the business of the Company; or (o) any matter described in the Company Disclosure Letter (but only to the extent the material adverse effect in question reasonably could be anticipated based on the substance and content of such disclosure), shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company PSU” means a performance share unit granted under the Company Share Plan.

“Company Restricted Shares” means Common Shares granted under the Company Share Plan that is subject to certain restrictions that lapse at the end of a specified period or periods.

“Company RSU” means a time-based restricted share unit granted under the Company Share Plan.

“Company Share Award” means each Company Restricted Share, Company PSU, Company RSU and other award granted under the Company Share Plan that may be settled in Common Shares.

“Company Share Plan” means the Company’s Amended and Restated 2014 Omnibus Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1, et seq.), as amended.

“Government Authority” means (i) a Governmental Entity; (ii) a government-owned/government-controlled association, organization, business or enterprise; or (iii) a political party.

“Government Official” means (i) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Government Authority; (ii) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (iii) an officer of or individual who holds a position in a political party; (iv) a candidate for political office; (v) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (vi) an officer or employee of a supranational organization (e.g., World Bank, United Nations, International Monetary Fund).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including all rights in (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; and (vi) all applications and registrations for the foregoing.

“Intervening Event” means any circumstance, effect or change that (A) is unknown (or if known, the probability or magnitude of consequences of which were not known) to the Company Board as of the date hereof, and (B) does not relate to any Alternative Proposal.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03(a) of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Section 9.03(a) of the Parent Disclosure Letter.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“NYSE” means the New York Stock Exchange.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably expected to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Parent Subsidiary” means any Subsidiary of Parent.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business; (ii) Liens for Taxes, utilities and other governmental charges that (x) are not due and payable or which are being contested in good faith by appropriate proceedings and (y) as to which adequate reserves have been established in accordance with GAAP; (iii) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) licenses or other grants of rights in Intellectual Property Rights; (v) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any Aircraft Leases, purchase money security interests, mortgage debt, credit agreements, equipment leases, similar financing arrangements or other Indebtedness; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) Liens described in, set forth in, or created by any Company Material Contracts or any Aircraft Lease documents; (xii) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xiii) with respect to the Real Estate Leases, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy, use or value of the subject Real Estate Leases for the purposes for which it is currently used in connection with the Company’s business, and (B) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy, use or value of the subject Real Estate Leases for the purposes for which it is currently used in connection with the Company’s business; (xiv) Liens created by Parent, Merger Sub or any of their respective Affiliates; and (xv) the items set forth in Section 9.03(b) of the Company Disclosure Letter.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Government Authority, Governmental Entity or other entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, image, video recording, voice recording, video viewing history, geolocation information, online contact information, screen or user name, password, social security number, driver’s license number, passport number, credit card number, other customer or account number, or any other piece of information that allows the identification, contacting, locating, or tracking of a natural person or the electronic device or computer of a natural person (such as cookies, IP addresses, persistent identifiers, and processor or device serial numbers or unique identifiers), and personal information as defined by the Children’s Online Privacy Protection Act of 1998 and related rulemaking (including the January 17, 2013 final rule) and by the California Online Privacy Protection Act.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Sanctioned Country” means a country or territory that is, at the time of the specific conduct at issue, the subject of country-wide or territory-wide Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is: (i) named in any Sanctions list maintained by (A) the United States, (B) the United Nations, (C) the European Union or (D) Japan; (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or any entity directly or indirectly controlled by, a government of a Sanctioned Country; or (iv) otherwise the subject of Sanctions.

“Sanctions” means the trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United States, (ii) the United Nations, (iii) the European Union or (iv) Japan and the respective governmental institutions and agencies of any of the foregoing, including without limitation the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Departments of State and Commerce.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Statutory Merger Agreement” means the Statutory Merger Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the Company, Parent and Merger Sub as provided by the terms hereof.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any attachments, supplements or amendments thereto, filed or required to be filed with any Governmental Entity relating to Taxes.

“Taxes” means all income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

Section 9.04.      Interpretation.

(a)               When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

Section 9.05.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06.      Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.      Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 2.04 and Section 6.04, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.10, if Parent or Merger Sub materially breach their respective obligations to consummate the Merger, the Company has the right to pursue, on behalf of the Company’s shareholders, from Parent damages in the event of such breach of this Agreement by Parent or Merger Sub, in which event the damages recoverable by the Company, on behalf of the Company’s shareholders, shall all be determined by reference to the total amount that would have been recoverable under the circumstances of such breach by such shareholders if all such shareholders brought an action against Parent or Merger Sub and were recognized as third-party beneficiaries hereunder.

Section 9.08.      Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE MERGER.

Section 9.09.      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.10.      Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the End Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending (including any appeals therefrom), plus 20 Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, in each case, except to the extent that any such proceeding mandatorily must be brought in Bermuda. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

AIRCASTLE LIMITED

By:	/s/ Michael J. Inglese
Name: Michael J. Inglese
Title: Chief Executive Officer

MM AIR LIMITED

By:	/s/ Takayuki Sakakida
Name: Takayuki Sakakida
Title: Director

By:	/s/ Yoshiyasu Mizutomi
Name: Yoshiyasu Mizutomi
Title: Director

MM AIR MERGER SUB LIMITED

By:	/s/ Takayuki Sakakida
Name: Takayuki Sakakida
Title: Director

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iii)
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Aggregate Merger Consideration	Section 9.03
Agreement	Preamble
Aircraft Lease	Section 9.03, Section 9.03
Alternative Proposal	Section 5.04(f)(i)
Anti-Bribery Laws	Section 9.03
Anti–Money Laundering Laws	Section 9.03
Appraisal Withdrawal	Section 2.03(b)
Appraised Fair Value	Section 2.03(a)
Bermuda Companies Act	Section 1.01
Bermuda Limited	Section 9.03
Book-Entry Shares	Section 2.01(c)
Business Day	Section 9.03
Business Plan	Section 5.01(f)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
CFIUS	Section 9.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Collective Bargaining Agreements	Section 3.21
Common Shares	Section 2.01
Company	Preamble
Company Benefit Plans	Section 3.10(a)
Company Board	Section 3.04
Company Bye-laws	Section 3.01
Company Disclosure Letter	Article III
Company Employee	Section 6.08(a)
Company Financial Advisors	Section 3.23
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 9.03
Company Memorandum of Association	Section 3.01
Company Parties	Section 6.05
Company PSU	Section 9.03
Company Recommendation	Section 6.01(e)
Company Restricted Shares	Section 9.03
Company RSU	Section 9.03
Company SEC Documents	Section 3.06(a)
Company Share Award	Section 9.03
Company Share Plan	Section 9.03
Company Shareholder Approval	Section 3.04
Company Shareholders Meeting	Section 3.04
Company Subsidiary	Section 9.03

Company Voting Debt	Section 3.03(b)
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)
Contract	Section 3.03(b)
Copyrights	Section 9.03
Data Breach	Section 3.16(c)
Debt Refinancing	Section 6.10(a)
Dissenting Shares	Section 2.03(a)
DOJ	Section 6.03(b)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 3.17
ERISA	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 3.18(b)
Existing Debt Documents	Section 6.10(b)
FCRA	Section 3.16(a)
Filed Company Contract	Section 3.18(a)
Filed Company SEC Documents	Article III
FTC	Section 6.03(b)
GAAP	Section 3.06(b)
Government Authority	Section 9.03
Government Official	Section 9.03
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.05(b)
Guarantors	Recitals
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
Intervening Event	Section 9.03
IRS	Section 3.09(k)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Marubeni	Recitals
Marubeni Shares	Section 2.01
Material Contract	Section 3.18(b)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01
Merger Application	Section 1.03
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble

Merger Sub Board	Section 9.03
Merger Sub Common Shares	Section 2.01
Non-U.S. Benefit Plan	Section 3.10(a)
Notice Period	Section 5.04(d)
NYSE	Section 9.03
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.03
Parent Subsidiary	Section 9.03
Patents	Section 9.03
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permit	Section 3.05(a)
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Data	Section 9.03
Preferred Shares	Section 3.03(a)
Privacy Claims	Section 3.16(d)
Privacy Incident	Section 3.16(d)
Privacy Laws	Section 3.16(a)
Proxy Statement	Section 6.01(a)
PSU Merger Consideration	Section 2.04(a)(i)
Real Estate Leases	Section 3.19(b)
Registered Intellectual Property Rights	Section 3.20(a)
Registrar	Section 1.03
Regulatory Laws	Section 9.03
Representatives	Section 5.04(a)
Required Regulatory Approvals	Section 7.01(b)
Restricted Share Merger Consideration	Section 2.04(a)(iii)
RSU Merger Consideration	Section 2.04(a)(ii)
Sanctioned Country	Section 9.03
Sanctioned Person	Section 9.03
Sanctions	Section 9.03
Schedule 13E-3	Section 6.01(b)
SEC	Section 9.03
Securities Act	Section 9.03
Share Capital	Section 3.03(a)
Solvent	Section 4.11
SOX	Section 9.03
Statutory Merger Agreement	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 5.04(f)(ii)
Surviving Company	Section 1.01
Surviving Company Common Shares	Section 2.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Third-Party Consents	Section 6.03(a)
Trademarks	Section 9.03
Voting and Support Agreement	Recitals

Exhibit A

STATUTORY MERGER AGREEMENT

THIS AGREEMENT is made the [date] (this “Agreement”)

B E T W E E N:

1.	Aircastle Limited, a Bermuda exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the "Company"); and

2.	MM Air Merger Sub Limited, a Bermuda exempted company having its registered office at Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda, Bermuda ("Merger Sub").

W H E R E A S:

The Company and Merger Sub have agreed to merge (the “Merger”) pursuant to the provisions of the Companies Act 1981 on the terms hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.	At the effective time of the Merger (the “Effective Time”), the Company and Merger Sub shall merge, with the Company being the surviving company (the “Surviving Company”).

2.	The memorandum of association of the Surviving Company shall be the memorandum of association as set forth in Schedule A hereto and the Surviving Company shall be called “Aircastle Limited”.

3.	The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

4.	The names and addresses of the persons proposed to be directors of the Surviving Company are as follows:-

1 [list here]

1 NTD: Must be completed prior to agreement being circulated to shareholders.

5.	At the Effective Time:

a.	each issued and outstanding share of Merger Sub shall be cancelled and converted into one fully paid common share par value US$0.01 per common share of the Surviving Company.

b.	each issued and outstanding common share of the Company that immediately prior to the Effective Time is either (i) owned by the Company as a treasury share; or (ii) owned directly by MM Air Limited (“Parent”) or Merger Sub shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

c.	each issued and outstanding common share of the Company that is owned by any or any direct or indirect wholly-owned subsidiary of the Company, or Parent (other than Merger Sub), or of Merger Sub shall be converted into such number of common shares of the Surviving Company such that the ownership percentage of any such subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such subsidiary immediately prior to the Effective Time; and

d.	each issued and outstanding common share of the Company (other than those cancelled or converted in accordance with Clause 5(a), (b) or (c) or Clause 6) shall be converted into the right to receive US$32.00 in cash, without interest (the “Merger Consideration”).

6.	Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company PSUs, Company RSUs or Company Restricted Shares, as applicable:

a.	each then outstanding Company PSU shall become fully vested assuming the achievement of the applicable performance metrics at the maximum level of performance and be cancelled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes (the “PSU Merger Consideration”);

b.	each then outstanding Company RSU shall become fully vested and be cancelled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes (the “RSU Merger Consideration”); and

c.	each then outstanding Company Restricted Share shall become fully vested and be cancelled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes (the “Restricted Share Merger Consideration”).

As of the Effective Time, each holder of Company PSUs, Company RSUs or Company Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the PSU Merger Consideration, RSU Merger Consideration or the Restricted Share Merger Consideration, as applicable. Notwithstanding anything herein to the contrary, with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that the Company determines prior to the Effective Time is not eligible to be cancelled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a tax or penalty under Section 409A of the Code.

For purposes of this Clause 6: (a) “Company PSU” means a performance share unit granted under the Company Share Plan. (b) “Company Restricted Shares” means common shares of the Company granted under the Company Share Plan that is subject to certain restrictions that lapse at the end of a specified period or periods. (c) “Company RSU” means a time-based restricted share unit granted under the Company Share Plan. (d) “Company Share Award” means each Company Restricted Share, Company PSU, Company RSU and other award granted under the Company Share Plan that may be settled in common shares of the Company. (e) “Company Share Plan” means the Company’s Amended and Restated 2014 Omnibus Incentive Plan.

7.	This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to a waiver of any of its rights under this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.	Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

9.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format file (or similar electronic record) shall be effective as delivery of an executed counterpart signature page.

10.	This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the non-exclusive jurisdiction of the courts of Bermuda.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

AIRCASTLE LIMITED

By

Name

Title

MM AIR MERGER SUB LIMITED

By

Name

Title

Exhibit B

FINAL FORM

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES

 Section 7(1) and (2)

MEMORANDUM OF ASSOCIATION

OF

Aircastle Limited

(hereinafter referred to as "the Company")

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	The undersigned, namely,

Name and Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed

Compass Administration Services Ltd. Crawford House 50 Cedar Avenue Hamilton HM 11 Bermuda	Yes	Bermuda	1

do hereby agree to take such number of shares of the Company as may be allotted to us by the provisional director(s) of the Company, not exceeding the number of shares for which we have subscribed, and to satisfy such calls as may be made by the directors, provisional director(s) or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding ____ in all, including the following parcels: N/A

5.	The authorised share capital of the Company is US$10.00 divided into 1000 common shares of par value US$0.01 each.

6.	The objects for which the Company is formed and incorporated are unrestricted.

7.	The following are provisions regarding the powers of a Company:

i)	Has the powers of a natural person;

ii)	Subject to the provisions of Section 42 of the Companies Act 1981, has the power to issue preference shares which at the option of the holders thereof are to be liable to be redeemed;

iii)	Has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981; and

iv)	Has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981.

Signed by the subscriber in the presence of a witness attesting the signature thereof:-

[ ]	(Witness)
Duly authorised, for and on behalf of
Compass Administration Services Ltd.

(Subscriber)

Subscribed this ____ day of ____________, 20___